SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 29, 2007

ATLANTIS PLASTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-09487	06-1088270

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1870 The Exchange, Suite 200, Atlanta, Georgia	30339

(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 497-7659

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On January 29, 2007, Atlantis Plastics, Inc. (the “Company”) notified the employees at its Warren, Ohio facility that we have decided to close down this facility on January 29, 2007, and transfer the majority of the assets and business to other Atlantis Plastics, Inc. sites. We expect the reassignment of the assets to be substantially completed in the first half of 2007. The Company expects to incur between $1.5 million and $2.0 million in total costs associated with this exit activity. The book value of our owned Warren, Ohio facility is approximately $1.3 million. We expect to record accelerated depreciation of this asset in the first half of 2007 in a range between $0.7 million and $0.9 million. We expect to record contract termination costs of approximately $0.1 million for the remaining lease payments on a 25,000 square foot warehouse lease that expires on January 31, 2009.
In connection with the shutdown of the Warren, Ohio facility, we expect to incur severance costs of up to $0.1 million for the severance of 35 employees, which will be substantially paid in cash during the first half of 2007. In addition, we expect to incur an aggregate of up to between $0.6 million and $0.9 million in the first half of 2007 for expenses of moving inventory and equipment, employee relocation, and costs associated with transitioning customer deliveries in a manner designed to avoid disruptions in customer orders. These costs will be paid in cash and charged to expense in the period in which they are incurred.
The Company will amend this Report if it determines that estimates for these restructuring charges will vary materially from the estimates provided in this Report.
Item 9.01. Financial Statements and Exhibits
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Not applicable.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATLANTIS PLASTICS, INC. (Registrant)

Date: February 2, 2007	By:	/s/ Bud Philbrook

BUD PHILBROOK President and Chief Operating Officer

Date: February 2, 2007	By:	/s/ Paul G. Saari

PAUL G. SAARI Senior Vice President, Finance and Chief Financial Officer